    As filed with the Securities and Exchange Commission on October 29, 1998.
                                                     Registration No. 333- _____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                  Nolbo, Inc.
                 (Name of small business issuer in its charter)

Delaware                             5812                        59-3518685
-----------------       ----------------------------         -------------------
(State or other         (Primary Standard Industrial          (I.R.S. Employer
jurisdiction               Classification Code No.)          Identification No.)
of organization)

                              8426 Sunstate Street
                                Tampa, FL 33634
                                 (813) 882-4753
        (Address and telephone number of principal executive offices and principal place of business.)

                           Marvin M. Nolley, President
                                  Nolbo, Inc.
                              8426 Sunstate Street
                                Tampa, FL 33634
                                 (813) 882-4753
           (Name, address and telephone number of agent for service)

                                   Copies to:

        Steven Morse, Esq.                        Henry C. Malon, Esq.
        Lester Morse P.C.                         One Battery Park Place
        Suite 420                                 Third Floor
        111 Great Neck Road                       New York, NY 10004
        Great Neck, NY 11021                      Phone: (212) 483-9600
        Phone: (516) 487-1446                     Fax: (212) 422-7839
        Fax: (516) 487-1452

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: | x |

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Calculation of Registration Fee
================================================================================
                                   Proposed
Title of Each         Amount       Maximum       Proposed Maximum    Amount of
Class of Securities    to be    Offering Price  Aggregate Offering  Registration
Being Registered    Registered    Per Unit          Price(1)             Fee
--------------------------------------------------------------------------------

Shares of Common
Stock.
$.001 par value      300,000        6.00           1,800,000           $531.00

Underwriter's Warrant 30,000        .001                  30               .01

Shares of Common
Stock,
$.001 par value,
underlying the
Underwriter's Warrant 30,000        9.00             270,000             79.65

Total Registration
Fee                                                                    $610.66
                                                                       =======
================================================================================
(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.

                                   NOLBO, INC.

Cross-Reference Sheet
Showing Location in Prospectus of
Information Required by Items in Part I of Form SB-2

        Registration Statement

       Item Number and Caption             Location in Prospectus
1.  Front of Registration Statement and
    Outside Front Cover of Prospectus      Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Bank Cover    Inside Front and Outside Bank Cover Pages of
    Pages of Prospectus                    Prospectus; Additional Information

3.  Summary Information and Risk Factors   Prospectus Summary; Risk Factors

4.  Use of Proceeds                        Use of Proceeds

5.  Determination of Offering Price        Outside Front Cover Page of Prospectus; Underwriting

6.  Dilution                               Dilution

7.  Selling Security holders               Not Applicable

8.  Plan of Distribution                   Outside Front Cover Page of Prospectus; Underwriting

9.  Legal Proceedings                      Business - Legal Proceedings

10. Directors, Executive Officers,
    Promoters and Control Persons          Management

11. Security Ownership of Certain
    Beneficial Owners and Management       Principal Stockholders

12. Description of Securities              Description of Securities; Dividends

13. Interest of Named Experts and Counsel  Experts and Legal Matters

14. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities                            Underwriting

15. Organization Within Last Five Years    Business; Certain Transactions

16. Description of Business                Prospectus Summary; Business

17. Management's Discussion and Analysis   Management's Discussion and Analysis of Financial
    or Plan of Operation                   Condition and Results of Operations

18. Description of Property                Business

18. Certain Relationships and Related
    Transactions                           Certain Transactions

19. Market for Common Equity and Related   Risk Factors; Shares Eligible for Future Sale;
    Stockholder Matters                    Description of Securities


21. Executive Compensation                 Management - Executive Compensation

22. Financial Statements                   Financial Statements

23. Changes in and Disagreements with
    Accountants on Accounting and
    Financial Disclosure                   Not Applicable

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to completion, dated October 29, 1998

                                  Nolbo, Inc.
                                  Common Stock

         This is an initial public offering of up to 300,000 shares of common stock of Nolbo, Inc. on a "best efforts" basis. A minimum of 200,000 shares is to be sold. Continental Stock Transfer & Trust Company, New York, NY, has agreed to act as Escrow Agent. All checks shall be made payable to "Continental Stock Transfer & Trust Company f/b/o Nolbo, Inc." The offering period will expire on ________, 1998. The Offering period may be extended until _______, 1999. If the Offering is unsuccessful, all monies will be returned to investors without deductions or interest. We may reject the entire subscription order or any part of the subscription.

         Before the Offering, there has been no public market for the common stock. We plan to seek to list the common stock on the OTC Electronic Bulletin Board under the symbol "____." The Underwriter does not intend to make a market in our common stock.

         Before you decide to invest in the Nolbo Common Stock, carefully read this Prospectus, especially the risk factors beginning on page __.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities or passed upon the adequately or accuracy of this Prospectus.

================================================================================
                   Price to          Underwriting            Proceeds to
                    Public           Commissions             Company (1)
--------------------------------------------------------------------------------
Per Share            $6.00               $.60                    $5.40

Minimum           $1,200,000           $120,000               $1,080,000

Maximum           $1,800,000           $180,000               $1,620,000
================================================================================
(1)  Before deduction of expenses payable by Nolbo.


                            J.W. Barclay & Co., Inc.

                         Prospectus dated _______, 1998

                                TABLE OF CONTENTS

Prospectus Summary.......................................................
Summary Financial Data...................................................
Where you can find More Information......................................
Risk Factors.............................................................
Use of Proceeds..........................................................
Dividend Policy..........................................................
Dilution.................................................................
Capitalization...........................................................
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations.........................................................
Business.................................................................
Management...............................................................
Principal Stockholders...................................................
Certain Transactions.....................................................
Description of Securities................................................
Shares Eligible for Future Sale..........................................
Underwriting.............................................................
Legal Matters............................................................
Experts..................................................................
Index to Financial Statements............................................

                               PROSPECTUS SUMMARY

This summary highlights some information from this Prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus before you decide to invest.

                                   THE COMPANY

         Nolbo, Inc. was incorporated in Delaware on June 22, 1998 originally under the name Marbo, Inc.. We are engaged in the business of owning and operating two restaurants in Tampa, Florida which specializes in high quality, quickly served gourmet grilled chicken. Each restaurant operates under the name "Gladstone's Grilled Chicken." We intend to use the net proceeds of the Offering to open up to five additional restaurants in the Tampa - St. Petersburg, Florida area. Our executive offices are located at 8426 Sunstate Street, Tampa, FL 33634 and our telephone number is (813) 882-4753.

                                  THE OFFERING
Securities Offered
by the Company on
a "best efforts" basis          300,000 Shares (maximum)
                                200,000 Shares (minimum) - This does not include options to purchase 50,000 shares of Common
                                Stock which may be granted under the Company's stock option plan, Underwriter's Warrants to purchase up to 30,000 shares of Common Stock, and notes owned by certain Bridge Lenders convertible into a total of 30,000 shares of Common Stock.

Offering Price                  $6.00 per Share

Capitalization
--------------
Common Stock Outstanding
prior to Offering               906,000 Shares

Common Stock to be
Outstanding after the
Offering                        1,206,000 Shares (maximum)
                                1,106,000 Shares (minimum)
Proposed OTC Bulletin
Symbol
     Common Stock               CHKN

Use of Proceeds                 We intend to use the net proceeds of the
                                Offering primarily to lease and build up to five additional restaurants in the State of Florida, repayment of a bridge loan and for working capital.

Risk Factors                    You should read the "Risk Factors" section
                                beginning on page __ , as well as the other cautionary statements throughout the entire prospectus, so that you understand the risks associated with an investment in our stock.

                             SUMMARY FINANCIAL DATA

         The summary financial data is derived from the historical consolidated financial statements of Nolbo. The pro forma financial statements are derived from the historical consolidated financial statements and gives effect to the sale of a minimum of 200,000 shares of common stock and a maximum of 300,000 shares. This summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as Nolbo's historical consolidated financial statements and the related notes thereto, included elsewhere in the Prospectus.

                                                        Year Ended June 30,
                                                   -----------------------------
                                                      1998              1997
                                                     ------            ------
Statement of Operational Data:
   Net Sales                                       $1,026,404        $1,025,162
   Net Income (Loss)                                   18,942           (18,585)
   Net Income (Loss) per common share                     .02              (.02)
   Weighted average number of shares
       outstanding during the period                  906,000           906,000


                                                     June 30, 1998
                                         ---------------------------------------
                                                      Pro Forma
                                         Actual       Minimum (1)    Maximum (1)
                                         ------       -----------    -----------
Balance Sheet Data:
    Total Assets                    $    88,136      $ 888,136       $1,398,136
    Net Tangible Assets                     922        800,922        1,310,922
    Working Capital (Deficit)           (20,396)       779,604        1,289,604
    Total Liabilities                    80,722         80,722           80,722
    Stockholders' Equity                  7,414        807,414        1,317,414
--------------------
(1) Reflects the sale of 200,000 shares (minimum) and 300,000 shares (maximum) offered hereby, and the receipt of the net proceeds ($800,000 minimum; $1,310,000 maximum).

                       WHERE YOU CAN FIND MORE INFORMATION

         At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                           Nolbo, Inc.
                           8426 Sunstate Street
                           Tampa, FL 33634
                           Telephone: (813) 882-4753
                           Fax: (813) 888-7287

         Our fiscal year ends on June 30. We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can receive copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

Minimal Working Capital and Revenues; Loss From Operations; Accumulated Deficit

         Our operations for the years ended June 30, 1998 and 1997, resulted in us realizing revenues of $1,026,404 and $1,025,162 and net income (loss) of $18,942 and $(18,585), respectively. At June 30, 1998, we had a working capital (deficiency) of $(20,396) and an accumulated deficit of $(102,384). Our general and administrative expenses will increase in the future because of our proposed expansion efforts. We can provide no assurances that our operations will be profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence Upon Gladstone's Grilled Chicken Restaurants

         We own and operate two restaurants under the name "Gladstone's Grilled Chicken Restaurant." We intend to open additional restaurants with the proceeds of this offering under the same or a different name. Our operations are dependent upon the success of these fast-food restaurants. We can provide no assurances that the operation of these restaurants will be profitable in the future. See "Business."

Expansion of Operations

         Our objective is to grow more rapidly by opening up to five additional restaurants in the greater Tampa-St. Petersburg Florida area. Our ability to successfully expand depends upon many factors which include:

         o identifying and financing suitable restaurant sites and obtaining construction permits and licenses for the restaurants;

         o    negotiating acceptable lease terms for the new sites;

         o creating awareness and acceptance of our restaurants in the geographical market in which we enter; and

         o being able to hire skilled restaurant management to successfully manage our growth, including costs and quality controls.

         We can provide no assurances that we will be able to accomplish these necessary prerequisites for our successful growth.

Food Service Industry-Changes in Consumer Preferences

General Risks

           Various factors affect the quick service restaurant industry in which we operate. These include:

         o    changes in consumer preferences, tastes and eating habits;

         o    demographic trends and traffic patterns;

         o    increases in food and labor costs; and

         o    national, regional and local economic conditions.

         We can provide no assurance that the foregoing factors will be favorable in the future.

Discount Pricing

         Most fast food restaurants engage in discount pricing strategies. We currently offer value priced meals, combination meals and discount coupons. Continuing or sustained price discounting in the quick service food industry may hurt our ability to operate profitably in the future. See "Business."

Competition

          The restaurant industry, and particularly the quick-service segment, is highly competitive with respect to price, services, food quality including taste, freshness, healthfulness and nutritional value and location. There are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than us and substantially longer operating histories. We compete with fast food chains specializing in chicken products. To a lesser extent, our competitors also include major pizza and hamburger chains, many of which have introduced chicken products. We can provide no assurances that we will be able to successfully compete in the future. See "Business."

Lack of Trademark and Service Mark Protection

         We have not filed for service mark or trademark protection of our name "Gladstone's Grilled Chicken" with the United States Patent and Trademark Office and we do not intend doing so in the future. Another company that is believed by Management to operate one restaurant in California, has registered the marks "Gladstone's" and "Gladstone 4 Fish and Design" with such office and could in the future bring a trademark infringement action against us in Florida seeking injunctive relief and damages. While we believe that we have valid defenses to such an action, no assurances can be given that we would prevail in such a legal action. Further, any lawsuit would involve us incurring significant legal costs in the defense of such a lawsuit and, if unsuccessful, we could be forced to pay a material damage award and/or change our name which may adversely effect our operations. See "Business - Lack of Trademark and Service Mark Protection."

Raw Material Cost Fluctuations; Dependence on Suppliers.

         Our operations, results and financial condition may be adversely effected by fluctuations in the cost of our primary raw material. Such costs are determined by constantly changing market forces over which we have no control. We have no long-term contracts with any of our suppliers. The loss of any of our suppliers could adversely impact our business until alternative arrangements are obtained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Impact of Government Regulation on Our Operations

         Our restaurants are subject to numerous federal, state and local laws regarding health, sanitation and safety standards and the requirements of maintaining food service licenses from local health authorities. We are required to maintain these licenses. Our failure to retain food service licenses would have a material adverse effect on our operations. We are subject to federal and state minimum wage laws governing such matters as working conditions, overtime and other employee matters. The development and construction of additional restaurants will be subject to compliance with zoning and use and environmental regulations. See "Business."

Possible need for additional financing

         The proceeds of the offering are estimated to be applied over a period of at least twelve months following the completion of the offering. We may require additional financing during such twelve month period if:

         o    less than all shares of common stock are sold in the offering;

         o    unforeseen events occur; or

         o we seek to open additional restaurants beyond those provided for in the "Use of Proceeds."

         Before the offering, we lack the capital to open additional restaurants. We can provide no assurances that we will be able to obtain additional financing, if needed, in the future. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Potential product liability

         We may be liable if the consumption of any of our products cause injury, illness or death. We are not aware of the occurrence of any injury, illness or death relating to our products. However, a product liability claim or judgment against us could have a material adverse effect on our business or financial results. See "Business."

Quarterly Fluctuations

         Our quarterly results of operations may be affected by the timing of the opening of new restaurants and by expenses associated with our expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Management's broad discretion in the application of proceeds of the offering

         Between $100,000 or 12% and $250,000 or 19% of the net proceeds of the offering will be used for our working capital and general corporate purposes. Since no specific purpose of the funds allocated to our working capital has been identified by us, we will have broad discretion in the use such proceeds. Also, our intended uses of the net proceeds of the offering are estimates only and there could be significant variations in the uses of proceeds due to unexpected changes in business or economic circumstances. We reserve the right to reallocate the uses of proceeds depending upon any such change of circumstances. See "Use of Proceeds."

Lack of Public Market for Common Stock; Determination of Public Offering Price

         Before the offering, there has been no public market for our common stock. J.W. Barclay & Co., Inc. , the underwriter of the offering, does not intend to make a market in our common stock after the completion of the offering. We plan to list the common stock for trading on the OTC Electronic Bulletin Board. We can provide no assurance that such listing will be successful. We do not know the extent to which investor interest in us will lead to the development of a trading market or how liquid that market might be. The initial public offering price for our shares of common stock was determined through negotiations between the underwriter and us. See "Underwriting."

Lack of at Least Two Independent Directors and Committees

         Our board of directors consists of four directors. Three of the directors also serve as executive officers. The absence of at least two outside or disinterested directors and committees composed of such disinterested directors, could result in less objectivity and an increased risk for conflicts of interest with respect to decisions made by the Board of Directors. See "Management."

Control by Officers and Directors

         Following the offering, Marvin Nolley and Bo Grektorp will own between approximately 75% and 82% of the outstanding common stock. However, the investors in the offering will have provided between approximately 92% and 94% of the total consideration paid for our outstanding Common Stock. Messrs. Nolley and Grektorp will control Nolbo and have the power to elect a majority of the directors, appoint management and approve certain actions requiring the approval of a majority of stockholders. See "Principal Stockholders."

Dependence Upon Key Personnel

         We believe that our ability to successfully operate our existing operations, implement expansion plans and to operate profitably depends on the continued employment of Marvin Nolley and Bo Grektorp. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely effected. We will attempt to obtain a $1 million key man life insurance policy on the lives of each of Messrs. Nolley and Grektorp. We can provide no assurances that such insurance would adequately compensate us for the loss of their services or that we would be able to recruit and retain new management personnel should the need arise. See "Management."

Immediate and Substantial Dilution to Public Investors

         The offering will result in an immediate and substantial dilution of the public's investment in the Company because the net tangible book value per share of the common stock upon the completion of the offering will be between $.72 and $1.09, compared to the $6.00 per share offering price. This represents a dilution of between 82% and 88% of the offering price. See "Dilution."

Limitation on Director Liability

         As permitted by Delaware corporation law, our Certificate of Incorporation limits the liability of directors to Nolbo or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of such limitation in our Certificate of Incorporation, our stockholders have a limited right to recover against directors for breach of their fiduciary duty. See "Management-Limitation of Directors' Liability and Indemnification Matters."

No Cash Dividends to Holders of Common Stock

         We have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance our growth. See "Description of Securities" and "Dividend Policy."

"Penny Stock" Regulations

         The SEC has adopted "penny stock" regulations which apply to certain securities traded over-the-counter. These regulations may adversely impact the ability of the purchasers in the offering to resell the shares of common stock purchased therein if a public market should develop in the future. See "Description of Securities."

Escrow Funds

         We have established an escrow account with Continental Stock Transfer & Trust Company, New York, NY. In the event that a minimum number of 200,000 shares is not sold within the offering period, all funds will be returned to investors without interest or deduction therefrom. Investors' funds may not be returned during the offering period, unless state law dictates otherwise. Also, investors' funds may be tied up for a period of up to 120 days without the investors having the use of their funds. See "Underwriting."

Limits on Secondary Trading

         We believe that the common stock will be eligible to be resold after the completion of this offering in a limited number of states. These include the states of Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Louisiana, Maryland, New Jersey, New York, Pennsylvania, Rhode Island, Utah and the District of Columbia. Such limitation may adversely impact the development of a trading market in our common stock.

Unregistered Shares Eligible for Future Sale

         If a market for our common stock should develop in the future, the market price of our common stock could drop as a result of sales of a large number of shares of common stock in the market after the offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

         There will be between 1,106,000 and 1,236,000 shares of our common stock outstanding after the offering. The exact number will depend upon the number of shares sold in the offering and the possible issuance of up to 30,000 shares of common stock upon conversion of certain notes. Of these shares, between 200,000 and 300,000 shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares of common stock outstanding will be"restricted securities" as that term is defined by Rule 144 of the Securities Act. These shares may be sold commencing in June 1999 without registration under the Securities Act to the extent permitted by Rule 144. In connection with the offering, our stockholders have agreed that they will not sell or otherwise transfer their common stock for a period of one year after the initial closing date of this offering without the consent of the Underwriter. See "Shares Eligible for Future Sale."

Anti-Takeover Measures

         Certain provisions of the Certificate of Incorporation could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders. The Certificate of Incorporation allows us to issue additional preferred stock without stockholder approval. Such issuances could make it more difficult for a third party to acquire Nolbo. See "Description of Securities."

                                 USE OF PROCEEDS

         The net proceeds to be received from the sale of the Shares offered by the Company (after payment of estimated offering expenses) will be approximately $800,000 (minimum) and $1,310,000 (maximum).


                                           Minimum          Maximum
                                           -------          -------
Lease and build up to five
   additional restaurants (1)              $540,000       $  900,000
Repayment of indebtedness (2)               160,000          160,000
Working Capital (3)                         100,000          250,000
                                           --------       ----------
         TOTAL                             $800,000       $1,310,000
                                           ========       ==========
------------------
(1)    See "Business."
(2) The Company borrowed $150,000 from certain investors as described under "Bridge Financing." The proceeds of this bridge loan were used to refurbish and install a point of sales system that enables customer information to be tracked, to finance the expenses of this offering and for general working capital. The Company has allocated $160,000 to repay the Notes (inclusive of estimated interest) on the basis that the holders of the Notes demand payment. Any monies not used to repay the Notes would be re-allocated to working capital.
(3) The Company intends to use the funds allocated toward general working capital purposes primarily for paying for the ongoing expenses of being a publicly held corporation and miscellaneous administrative expenses.

         Based on currently proposed plans and assumptions relating to the implementation of its business plans, the Company believes that the proceeds from the sale of the minimum Offering will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of such Offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of the Offering otherwise prove to be insufficient to implement its business plan, the Company may find it necessary or desirable to reallocate a portion of the proceeds within the above described categories, use proceeds for other purposes, seek additional financing or curtail its operations. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all.

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

Bridge Financing

         Between July 29 and September 18, 1998, the Company raised $150,000 in bridge financing from non-affiliated investors, (the "Bridge Lenders"). In exchange for such loans, the Company issued to the Bridge Lenders non-convertible notes due the earlier of the completion of the Offering or two years from the date of issuance in the principal amount of $120,000 (the "Non-Convertible Notes") and convertible notes in the principal amount of $30,000 due two years from the date of issuance (the "Convertible Notes"). The Convertible Notes and NonConvertible Notes are collectively referred to as the "Notes." Each Note bears interest at the rate of ten (10%) percent per annum. The principal of the Convertible Notes is convertible at the option of the holder into shares of the Company's Common Stock at $1.00 per share at anytime from the date of issuance until the Convertible Notes are retired. At the option of the holders of the Notes, such holders may demand prepayment of the Notes in the event that the Company raises gross proceeds of at least $1,000,000 through either public or private financing. The Shares underlying the Convertible Notes are subject to a lock-up agreement. See "Shares Eligible for Future Sale."

                                 DIVIDEND POLICY

         The Company currently intends to retain any earnings to finance the development and expansion of the Company's business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The declaration and payment of cash dividends by the Company are subject to the discretion of the Board of Directors of the Company. Any future determination to pay cash dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the Board of Directors. The Company is not currently subject to any contractual arrangements which restricts its ability to pay cash dividends.

                                    DILUTION

         The net tangible book value per share of the Company as of June 30, 1998 was approximately $.0.00 per share of Common Stock. Net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less all liabilities) by the total number of outstanding shares of Common Stock. The Company's tangible assets consists of all of its assets as shown on its balance sheet, except for intangible assets consisting of $6,492 on June 30, 1998. After giving effect to the sale by the Company of 200,000 Shares (minimum), the adjusted net tangible book value per share of the Company as of June 30, 1998 would have been approximately $0.72 This represents an immediate increase in the adjusted net tangible book value per share of $0.72 to existing Common Stockholders and an immediate dilution (the difference between the $6.00 price to the public per share of Common Stock and the adjusted net tangible book value per share of Common Stock after the Offering) in the adjusted tangible book value of $5.28 per share of Common Stock (representing a dilution percentage of approximately 88%) to new investors. After giving effect to the sale by the Company of 300,000 Shares (maximum), the adjusted net tangible book value per share of the Company as of June 30, 1998 would have been approximately $1.09. This represents an immediate increase in the adjusted net tangible book value per share of $1.09 to existing Common Stockholders and an immediate dilution (the difference between the $6.00 price to the public per share of Common Stock and the adjusted net tangible book value per share of Common Stock after the Offering) in the adjusted tangible book value of $4.91 per share of Common Stock (representing a dilution percentage of approximately 82%) to new investors.

         The following table illustrates this per share of Common Stock dilution:

                                                         Minimum             Maximum
                                                         -------             -------
The initial price of a share of Common
Stock paid by new investors                               $6.00               $6.00

Adjusted net tangible book value per share
of Common Stock before the Offering             $0.00              $0.00

Increase in adjusted net tangible book
value per share of Common Stock
attributable to new investors                    0.72               0.72
                                                -----              -----
Adjusted net tangible book value per
share of Common Stock after the Offering                   1.09                1.09
                                                          -----               -----

Dilution in adjusted net tangible book
value per share of Common Stock to
new investors                                             $5.28               $4.91
                                                          =====               =====

                                       14

         The following tables summarize, as of the completion of the Offering, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company and the total and average cash consideration paid per share.

                                TABLE I (Minimum)

=============================================================================================
                                                                   Approximate       Average
                                  Approximate                      Percentage        Price
                      Shares      Percentage of  Total Cash        of Total          Per
                      Purchased   Total Shares   Consideration $   Consideration %   Share $
---------------------------------------------------------------------------------------------
Public
Stockholders           200,000        18           1,200,000             92            6.00
---------------------------------------------------------------------------------------------
Present
Stockholders (1)       906,000        82             109,798              8             .12
---------------------------------------------------------------------------------------------
Total                1,106,000       100           1,309,798            100            1.18
=============================================================================================

                               TABLE II (Maximum)

=============================================================================================
                                                                   Approximate       Average
                                  Approximate                      Percentage        Price
                      Shares      Percentage of  Total Cash        of Total          Per
                      Purchased   Total Shares   Consideration $   Consideration %   Share $
---------------------------------------------------------------------------------------------
Public
Stockholders           300,000        25           1,800,000             94            6.00
---------------------------------------------------------------------------------------------
Present
Stockholders           906,000        75             109,798              6             .12
---------------------------------------------------------------------------------------------
Total                1,206,000       100           1,909,798            100            1.58
=============================================================================================

                  The foregoing tables do not reflect the following: (i) options to purchase 50,000 shares of Common Stock which may be granted under the Company's stock option plan; (ii) Underwriter's Warrants to purchase up to 30,000 shares of Common Stock; and (iii) notes owned by certain Bridge Lenders convertible into a total of 30,000 shares of Common Stock. See "Use or Proceeds
- Bridge Financing."

                                 CAPITALIZATION

                  The following table sets forth, as of June 30, 1998, (i) the actual capitalization of the Company, and (ii) the pro forma capitalization of the Company, including the issuance of 200,000 shares of Common Stock (minimum) and 300,000 shares (maximum). The table below should be read in conjunction with the financial statements of the Company and notes thereto included elsewhere in the Prospectus.


                                                      June 30, 1998
                                              ----------------------------------
                                                          Pro       Pro Forma(1)
                                              Actual      Forma (1)
                                              ----------------------------------
                                                          Minimum      Maximum
                                                          -------      -------
Stockholders' Equity:
Preferred Stock, $.001 par value,
    5,000,000 shares authorized,
    no shares outstanding                       -0-          -0-          -0-
Common Stock, $.001 par value
    20,000,000 shares authorized,
    906,000 shares issued, 1,106,000
    shares issued and outstanding
    pro forma minimum and 1,206,000
    shares issued and outstanding
    pro forma maximum                           906         1,106         1,206
Additional Paid-in-capital                  108,892       908,092     1,418,592
Retained Earnings (deficit)                (102,384)     (102,384)     (102,384)
                                          ---------      --------    ----------
       Total Stockholders' Equity         $   7,414      $807,414    $1,317,414
                                          =========      ========    ==========
------------
(1) Does not include the following: (i) options to purchase 50,000 shares of Common Stock which may be granted under the Company's Stock Option Plan;
     (ii) Underwriter's Warrants to purchase up to 30,000 shares of Common Stock; and (iii) notes owned by certain Bridge Lenders convertible into a total of 30,000 shares of Common Stock. See "Use of Proceeds - Bridge Financing."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

         This discussion should be read in conjunction with the information in the financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.

Results of Operations

Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

         During fiscal 1998, our net sales were $1,026,404 as compared to $1,025,162 for the prior year. Our net sales remained constant during the past two years and are not expected to significantly increase until or unless additional stores are opened.

         During fiscal 1998, our gross profit was $681,917, representing an increase of $28,406 or 4.3% from the comparable period of the prior year. During fiscal 1998 our gross profit percentage was approximately 66.4% as compared to approximately 63.7% for the comparable period of the prior year. During fiscal 1998, we successfully reduced food and labor costs in order to increase gross margins. The improved margins resulted in us achieving income from operations of $20,555 as compared to a loss from operations of ($14,167) for the comparable period of the prior year.

         During fiscal 1998, our operating expenses remained constant with selling, general and administrative expenses of $631,384 as compared to $632,103 for the comparable period of the prior year. Selling, general and administrative expenses as a percentage of net sales was approximately 61.5% for the past two years.

         During fiscal 1998, our net income was $18,942 as compared to a net loss of ($18,585) for the comparable period of the prior year. The improved results for fiscal 1998 is attributable to reduced food and labor costs.

Liquidity and Capital Resources

         We have over the past two years funded our cash needs from operations and modest borrowings to occasionally fund furniture and equipment purchases.

         At the present two restaurant level of operations, we expect to continue to be able to fund all of our cash requirements, including repayment of existing long-term debt, from operations. Any increase in the number of restaurant units and the attendant increased working capital requirements are expected to be funded by the proceeds of the offering contemplated by this Prospectus. We may also attempt to obtain bank line-of-credit financing within the next twelve to fifteen months, but there can be no assurance that we will be successful in that regard.

Plan of Operations

         After the completion of the offering, we intend to increase the number of "Gladstone's Grilled Chicken" restaurants from two to as many as seven. The number of additional restaurants will depend upon the amount of net proceeds received by us from the offering. The establishment of each restaurant is anticipated to cost approximately $180,000. The Company's payroll is anticipated to grow as we expand our operations and acquire new staff to manage and operate each facility.

                                    BUSINESS
General

         The Company is a Delaware corporation formed on June 22, 1998. The Company is engaged in the business of owning and operating two restaurants in Tampa, Florida which specialize in high quality, quickly served gourmet chicken. Each restaurant operates under the name "Gladstone's Grilled Chicken."

         The first Gladstone restaurant opened in January 1988 in a Publix supermarket anchored strip center in the University South Florida/Temple Terrace area of Tampa. This store has approximately 1,600 square feet of space. Annual sales of the first Gladstone restaurant have reached an average of approximately $600,000 per annum over the past three years. The second Gladstone restaurant opened in downtown Tampa, Florida in 1991. This store has approximately 2,800 square feet of space. Sales at the downtown location have averaged approximately $425,000 per annum over the last three years. The Company intends to use the proceeds of the Offering to establish up to an additional five restaurants in the greater Tampa - St. Petersburg, Florida area. The investment per proposed restaurant is expected to be approximately $180,000 with an estimated break even point at $375,000 in annual sales.

         The success of the Company is dependent upon the success of Gladstone's Grilled Chicken restaurants, the Company's ability to create awareness and acceptance of such restaurants in the geographical markets in which it enters. The Company's proposed expansion to own and operate additional restaurants is dependent upon the availability of suitable restaurant sites, the construction and development of the restaurants within projected time frames, the hiring of skilled restaurant management and other personnel, the ability to successfully manage growth (including cost and quality controls) and the availability of adequate financing. The opening and success of the Company's restaurants will depend on various factors, including the availability of suitable sites and negotiations of acceptable lease terms for new locations; the ability to obtain construction and any other necessary permits in a timely manner; the ability to meet construction schedules; the ability of the Company to manage this anticipated expansion and to hire and train personnel, and general economic and business conditions. Not all of the foregoing factors are within the control of the Company.

         The Company operates its business through its two wholly-owned subsidiaries incorporated under the laws of the State of Florida, Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc., which were formed on July 27, 1987 and April 30, 1990, respectively.

Restaurant Concept

         Management believes that the demographics of Tampa, Florida closely resemble what the United States as a whole will be in the near future. Many restaurant concepts have therefore been tested in the Tampa, Florida market and some like Outback, Hooters, Checkers, Shells and Hops have started, survived and prospered in the Tampa region. For over ten years, the Gladstone concept of high quality, quickly served marinated and grilled gourmet chicken has survived in the Tampa proving ground and Management believes that the Company is positioned to expand in primarily the greater Tampa-St. Petersburg Florida area. The Company intends to focus on developing 1,400-1,700 square feet restaurants with 25 to 40 seats set up for eat-in, take out and catering. The investment per restaurant is approximately $180,000 with break even estimated at $375,000 in annual sales. No specific sites have been definitively selected as of the date of this Prospectus, although certain potential sites in Tampa have been identified as suitable locations.

Corporate Strategy

         The Company believes that excellence in operations, quality of food and service, ambiance, location and price-value relationship are keys to success in the restaurant industry. The Company intends to differentiate its restaurants by emphasizing the following strategic elements:

             * Positioning in the moderately priced, high quality, gourmet chicken segment of the restaurant industry.

             *     Generous portions offered at moderate prices.

             *     High quality and attentive service.

             * Consistent high-quality products through careful ingredient selection and food preparation.

             *     Personalized marketing program.

             *     Strong and well organized catering organization.

             * Well recognized "Healthy" and "Health Smart" grilled (vs. fried) food.

Expansion of Operations

         After the completion of the Offering, Management intends to locate up to a maximum of five restaurant sites for expansion efforts with the first two anticipated to be located in Tampa and additional restaurants in the greater Tampa-St. Petersburg Florida area. The Company considers the location of each restaurant to be critical to its long-term success and Management intends to devote significant effort to the investigation and evaluation of potential sites. The site selection process will focus on visibility, accessability, traffic volume and the availability of adequate parking. The Company also intends to review potential competition and customer activity at other fast food restaurants in the area.

         The Company anticipates that the cost of opening each new restaurant will be approximately $180,000. Such estimates include leasehold improvements, furniture, fixtures, equipment, food and beverage inventory and other pre-opening expenses. There can be no assurances that the Company's cost of opening additional restaurants will not exceed the foregoing estimates.

         The opening and success of the Company's restaurants will depend on various factors, including the availability of suitable sites and negotiations of acceptable lease terms for new locations; the ability to obtain construction and any other necessary permits and/or licenses in a timely manner; the ability to meet construction schedules; the ability of the Company to generate sales and manage this anticipated expansion and to hire and train personnel, and general economic and business conditions. Not all of the foregoing factors are within the control of the Company.

         Previously, the Company had operated for a period of two years from November 1992 to November 1994 a third restaurant under the name "Gladstone's Grilled Chicken" in the "Town and Country" area of Tampa, Florida. This store was closed due to the lack of sales and a large overhead.

Menu

         Gladstone's menu features its unique marinated Grilled Chicken. A full chicken is split and the wings are notched in order to facilitate marinating. The chickens are marinated for 18 hours in a secret citrus and herb based marinade. The chickens are cooked on an open flamed grill. Chickens are then taken directly from the grill and cut to order for every customer. Customers usually receive their entire meal within 30 seconds of ordering and paying.

         Gladstone's restaurants currently offer seven different chicken combination meals and two chicken sandwiches, featuring a side dish selection of nine items including such items as baked beans, whipped potatoes and gravy, macaroni and cheese and five different speciality salads. Hot pita and homemade honey butter are also served with each meal. Customers can also choose from a variety of Coca Cola products and iced tea. The Company owns a delivery van which is specially painted to insure high recognition and function effectively as a rolling advertisement.

Restaurant Operations and Management

         The Company maintains quality and consistency in its restaurants through the careful hiring, training and supervision of personnel and the establishment of standards relating to food and beverage preparation, maintenance of facilities and conduct of personnel.

         The Company maintains financial and accounting controls for each of its restaurants through the use of centralized accounting and management information systems. Sales information is collected on a daily basis from each restaurant, and restaurant managers are provided with monthly operating statements for their locations. The Company's downtown location is open Monday through Saturday from 11:00 a.m. to 6:00 p.m. and its other restaurant is open from 11:00 a.m. to 9:00 p.m., seven days a week.

         The management team for each restaurant consists of one general manager and between one and two assistant managers. Each restaurant employs a staff consisting of between three to seven hourly employees, some of whom work part-time. As the number of Gladstone's restaurants expand, the Company anticipates having new Restaurant managers complete an extensive training program during which they would be instructed in areas including food quality and preparation, customer satisfaction, beverage service, governmental regulations compliance, and employee relations. Restaurant managers are provided with an operations manual relating to food and beverage preparation, all areas of restaurant management and compliance with governmental regulations. Working in concert with the individual restaurant managers, the Company's executive officers define operations and performance objectives for each restaurant and monitor implementation. The Company's executive officers regularly visit each Gladstone's Restaurant and meet with the respective management teams to ensure compliance with the Company's strategies and standards of quality in all respects of restaurant operations and personnel development.

         Each new restaurant employee of the Company participates in a training program during which the employee works under the close supervision of a restaurant manager, or an experienced employee. Management continuously solicits employee feedback concerning restaurant operations and strives to be responsive to the employees' concerns.

Purchasing

         The Company negotiates directly with suppliers for food and beverage products to ensure consistent quality and freshness of products and to obtain competitive prices. Food and supplies are shipped directly to the restaurants, although invoices for purchases are sent to the Company for payment. The Company's emphasis on first-quality food requires frequent deliveries of fresh food supplies. Because of the need for freshness of products, the Company does not maintain a central product warehouse or commissary.

Marketing

         The Company has positioned itself as being a Bistro style upscale quickly served grilled chicken restaurant that focuses on moderately priced and high quality gourmet chicken, casual dining or take-out market segments. The Company relies principally on its commitment to customer service, excellent price value relationship and the Gladstone's ambiance of its restaurants to attract and retain customers. Accordingly, the Company focuses its resources on providing customers with superior service, value and a pleasant dining atmosphere.

         The Company's restaurants rely on positive word-of-mouth, in-store promotions, billboards, direct mail, newspaper and specialty advertisements to generate customer interest. A major marketing tool is its V.I.P. customer program. The Company maintains a data base of V.I.P. customers along with their name, address, phone number and date of birth. Mass mailings take place with substantial offers at least every six months. Each month each customer with a birthday receives a birthday card that he/she can redeem for a free meal. During fiscal 1998 and 1997, the Company expended approximately $19,500 and $17,500, respectively, on advertising, promotion and related matters.

         A costumed "Gladstone Chicken" is also an integral part of the marketing plan. The chicken has been used to distribute coupons, wave to cars, interact with children and generally create an awareness at restaurant sites and special events.

         The Company recently spent $30,000 of the proceeds of the Bridge Loan to refurbish and install a point of sales system that enables customer information to be tracked. For example, customers can be rewarded with personal gift certificates when they spent a certain amount of money. To create additional name recognition, the Company sells T-shirts, hats and other items bearing the Company's restaurant's name and logo.

         For each new restaurant, the Company intends to conduct a pre-opening awareness program prior to the opening of a restaurant. The Company anticipates that a given program typically would include special promotions, site signs, coupons, billboard, newspaper and direct mail advertisements. Sponsorship of a fund raising event for a local charity to establish ties to local community leaders and increase awareness of the new restaurant, and pre-opening trial operations, to which family and friends of new employees would be invited, may also be considered in the future.

Government Regulation

         The Company's restaurants are subject to numerous federal, state and local laws affecting health, sanitation and safety standards, as well as to state and local licensing regulations. Each restaurant currently has appropriate food service licenses from local health authorities. The Company is required to renew these licenses annually. Such licenses may be suspended or revoked at any time for cause. The failure of the Company to retain food service licenses would have a material adverse effect on its operations. In order to reduce this risk, each of the Company's restaurants is operated in accordance with strict standardized procedures designed to assure compliance with all applicable codes and regulations. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area. The Company carries liability coverage as part of its comprehensive general liability insurance.

         The Company's current and future restaurant operations are and will also be subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits and other employee matters. Significant numbers of the Company's food service and preparation personnel will be paid at rates related to the federal minimum wage. Government-imposed increases in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could be detrimental to the economic viability of the Company's restaurants.

         The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations. Management is not aware of any environmental regulations that have had a material effect on the Company or its restaurants to date.

         The Federal Americans With Disabilities Act (the "Disabilities Act") prohibits discrimination on the basis of disability in public accommodations and employment. The Company's current restaurants are in full compliance with the Disabilities Act, and the Company intends to review plans and specifications of any new restaurants and make periodic inspections to ensure continued compliance. The Company's current restaurants are designed to be accessible to the disabled. The Company believes that it is in substantial compliance with all current applicable regulations relating to restaurant accommodations for the disabled. The Company does not anticipate that such compliance will require the Company to expend substantial funds.

Competition

         The restaurant industry, and particularly the quick-service segment, is highly competitive with respect to price, services, food quality including taste, freshness, healthfulness and nutritional value and location, and there are numerous well-established competitors possessing substantially greater financial, marketing, personnel and other resources than the Company and substantially longer operating histories. The Company competes with fast food chain specializing in chicken products, such as Boston Market, KFC, and the combined Popeye's Famous Fried Chicken and Church's Chicken chains. To a lesser extent, the Company's competitors also include major pizza and hamburger chains, such as Pizza Hut, McDonald's, Burger King and Wendy's, many of which have introduced chicken products. Other competitors include independent chicken establishments in the State of Florida. The Company competes on the basis of providing quality foods at competitive prices. There can be no assurance that consumers will regard the Company's products as sufficiently distinguishable from competitive products, that substantially equivalent products will not be introduced by the Company's competitors or that the Company will be able to compete successfully.

Lack of Trademarks and Servicemark Protection.

         The Company has not filed for service mark or trademark protection of the Company's name "Gladstone's Grilled Chicken" with the United States Patent and Trademark Office and it does not intend doing so in the future. Another corporation that Management believes operates one restaurant in California, has registered the marks "Gladstone's" and "Gladstone 4 Fish and Design" with such office and could in the future bring a trademark infringement action against the Company in Florida seeking injunctive relief and damages. Management believes that such corporation has perfected an incontestible right to its marks with the United States Patent and Trademark Office. Nevertheless, Management believes that it may be difficult for such corporation to prevail in a trademark infringement in Florida in which injunctive relief is sought to deny the Company's use of the mark "Gladstone's Grilled Chicken" since:

         o such corporation has failed to contest the use of the Company's mark for a period of over ten years;

         o there is no actual confusion between customers of such corporation and customers of the Company as to the respective products offered by each entity.

         o such corporation will be unable to demonstrate that it has a famous or distinctive mark that is easily recognized in Florida by the consuming public; and

         No assurances can be given that the Company would prevail in such a legal action. Further, any lawsuit would involve the Company incurring significant legal costs in the defense of such a lawsuit and, if unsuccessful, the Company could be forced to pay a material damage award and/or change its name which may adversely effect the Company and its operations.

Product Liability Insurance

         As a seller of restaurant food, the Company is exposed to potential liability. There is a possibility that someone could claim personal injury resulting from eating the Company's food. The Company maintains product liability insurance. Currently, the amount of coverage is $1,000,000 per occurrence and $2,000,000 in the aggregate. The policy is for a period of one year is currently in effect through December 20, 1998. Although the Company believes that its present insurance coverage is sufficient for its current level of business operations, there is no assurance that such insurance will be sufficient to cover potential claims, or that adequate, affordable insurance coverage will be available to the Company in the future. An uninsured successful claim against the Company or a successful claim in excess of the liability limits or relating to an injury excluded under the policy could have a material adverse effect on the Company.

Employees

         At August 31, 1998, the Company employed approximately 20 individuals, of which 4 occupy executive or managerial positions, 16 hold non-managerial restaurant related positions and the balance occupy clerical and office positions. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good and has not experienced any interruption of operations due to labor disputes.

Facilities

         The Company's executive office is located at 8426 Sunstate Street, Tampa, FL 33634. The Company leases these facilities from Amenitique, Inc., an affiliate of the Company. The Company pays Amenitique $400 per month. The term of the lease expires on June 30, 1999. The Company shares office suites and a warehouse facility with Amenitique. See "Management."

         One of the Company's restaurants is located at 5203 East Fowler Avenue, Temple Terrace-Tampa, Florida in the Terrace Ridge Plaza Shopping Center. The Terrace Ridge restaurant is composed of approximately 1,660 square feet and is leased through February 28, 2000. The Company currently pays an annual fixed rent of approximately $27,000 and its proportionate share of the (i) cost of operating and maintaining the shopping center, (ii) real estate taxes, (iii) insurance, and (iv) utility costs.

         The Company's other restaurant is located in downtown Tampa at 110 Madison Avenue, Tampa, FL 33602. The restaurant has been leased since 1990 and its current five-year extension began on October 1, 1995 and terminates on September 30, 2000. The current base rent is $3,000 per month, net of a $200 credit for food allowance each month. The base rent will increase or decrease each year by an amount equal to one-half of the increase or decrease in the consumer price index. The Company also pays additional rent for tax increases and is responsible for its monthly utility charges. In 1995, the Company was in arrears in the amount of $50,000 for back rent on one of its restaurants. In November 1995, the lease agreement was renegotiated to reduce monthly rental payments and provides for the prospective forgiveness of $10,000 per calendar year of the $50,000 debt provided the Company remains in full compliance with the terms of the new lease agreement. In addition, all of the assets were pledged as collateral on this obligation. At the date of this Prospectus, the balance is approximately $20,000.

Legal Proceedings

         While the Company may become involved in suits, proceedings, or claims in the ordinary course of business, the Company is not currently a party to any legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

         The names and ages of the directors and executive officers of the Company are set forth below:

Name                       Age               Position
----                       ---               --------

Marvin M. Nolley           56                President, Director

Bo G. Grektorp             57                Vice President, Director

Hans Bremstrom             67                Director

Sean Flaherty              48                Chief Financial Officer, Treasurer,
                                             Secretary, Director

         The term of office for each of the Company's directors is one year until their respective successors are elected and shall qualify. Executive officers serve at the pleasure of the Board of Directors.

         Marvin M. Nolley, has been an officer, director and full-time employee of the Company since its inception in June 1998. Mr. Nolley is a founder, president and a director of Gladstone's Grilled Chicken, Inc., a wholly-owned subsidiary of the Company, from 1990 until the present time. Mr. Nolley is the founder, president and director of Flame Broiled Chicken, Inc., a wholly-owned subsidiary of the Company, from 1987 until the present time. From 1979 through 1986, he was a Director of Sales and Marketing for the Performing Arts Abroad, Inc., where he supervised the marketing and on-site operation of non-professional judged music festivals worldwide.

         Bo G. Grektorp, has been an officer and director of the Company since its inception in June 1998. Mr. Grektorp is a founder, director and Vice President of Gladstone's Grilled Chicken, Inc. from 1990 until the present time. Since 1993, he has been a board member, president and principal of Amenitique Inc., a company engaged in the business of manufacturing and distribution of high-end Hotel & Resort Bath Amenities. Mr. Grektorp founded Amenitique Inc. in 1993. Since 1993, he has served as a board member of Scandinavian Amenities A/S, a company engaged in the business of Hotel Amenities. From 1989 until 1993, he was a founder, president and principal of City Towers of Florida Inc., a real estate company. Mr. Grektorp devotes such time to the affairs of the Company as is necessary for the performance of his duties.

         Hans Bremstrom, has been a director of the Company since its inception in June 1998. Since 1994, he has been an owner and president of Web Street Inc., a company engaged in the business of developing and managing a website and production of Advertising Banners and web sites and international listing of Hospitality Products and Services on the Internet. From 1992-1994, he was president of Barkman and Co., a company that developed a 250-room luxury room hotel in New York City.

         Sean Flaherty, has been an officer and director of the Company since its inception in June 1998. Since October 1994, Mr. Flaherty has served as vice president of operations of Amenitique, Inc. At Amenitique, Inc., he coordinates the processing of client order, purchasing, manufacturing, import of products, warehousing, inventory control, distribution and financial collection. From October 1992 through October 1994, he was an officer, director and principal of Impact International, Inc., a company engaged in the business of manufacturing and sales of custom soap gift and promotional products. Mr. Flaherty was in charge of purchasing, manufacturing, legal and distribution of this corporation. During this time, he also worked with attorneys and Florida investors as a consultant to review and analyze the feasibility of potential business opportunities and their legal, financial, development and administrative strengths. Mr. Flaherty devotes such time to the affairs of the Company as is necessary for the performance of his duties.

         In the event that the Company can successfully appoint two outside directors after the completion of the Offering, of which no assurances can be given in this regard, the Board of Directors would establish a Compensation Committee and an Audit Committee. The Audit Committee and Compensation Committee, which would consist of at least a majority of outside directors who will among other things, make recommendations to the Board of Directors regarding the independent auditors for the Company, approve the scope of the annual audit activities of the independent auditors and review audit results and have general responsibility for all auditing related matters. The Compensation Committee would review and recommend to the Board of Directors the compensation structure for the Company's officers and other management personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation. Executive Compensation

         The following table sets forth the total compensation paid to the named Chief Executive Officer for the fiscal years ended December 31, 1997, 1996 and 1995. During 1997, the Company did not have any executive officers earning $100,000 or more in salaries and bonuses.

==========================================================================================================================
                                                                                  Long Term Compensation
                                                                                ---------------------------
                                       Annual Compensation                      Awards            Payouts
-----------------------------------------------------------------------------------------------------------
      (a)              (b)        (c)         (d)           (e)             (f)         (g)       (h)           (i)
      Name                                                  Other         Restricted    Number                  Other
      and                                                   Annual          Stock        of        LTIP          All
   Principal                                             Compensation      Award(s)    Options/   Payouts    Compensation
   Position            Year     Salary ($)   Bonus ($)       ($)            ($)(1)     Warrants     ($)          ($)
--------------------------------------------------------------------------------------------------------------------------
Marvin M. Nolley,     1997      46,300        -0-             -0-             -0-         -0-       -0-          -0-
                      ----------------------------------------------------------------------------------------------------
Chief Executive       1996      47,680        -0-             -0-             -0-         -0-       -0-          -0-
                      ----------------------------------------------------------------------------------------------------
Officer (2)           1995      38,300        -0-             -0-             -0-         -0-       -0-          -0-

---------------
(1) Does not include 620,000 shares of the Company's Common Stock issued to Mr. Nolley in 1998 in exchange for his equity interests in Gladstone's Grilled Chicken, Inc. and Flame Broiled Chicken, Inc., the Company's two subsidiaries, and 1,000 shares issued in 1998 in connection with the Company's incorporation. See "Certain Transactions."

Stock Option Plan

         The Company has a 1998 Stock Option Plan, as amended, covering 50,000 shares of Common Stock (the "Plan"), subject to adjustment to cover stock splits, stock dividends, recapitalizations and other capital adjustments for employees, including officers and directors and consultants of the Company. The Plan provides that options to be granted under the Plan will be designated as incentive stock options or non-incentive stock options by the Board of Directors or a committee thereof, which also will have discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the options. Options designated as incentive stock options are intended to receive incentive stock option tax treatment pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.

         The Plan provides that all options granted thereunder shall be exercisable during a period of no more than 10 years from the date of grant (five years for incentive stock options granted to holders of 10% or more of the outstanding shares of common stock), depending upon the specific stock option agreement and that the option exercise price for incentive stock options shall be at least equal to 100% of the fair market value of Common Stock on the date of grant (110% for options granted to holders of 10% or more of the outstanding shares of Common Stock). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the shares of the Common Stock for which incentive stock options are first exercisable under the terms of the Plan by an option holder during any one calendar year cannot exceed $100,000.

         Currently, the Plan provides that if the employment of an optionee is terminated other than by reason of death, disability or retirement at age 65, any incentive stock options granted to the optionee will immediately terminate. If employment is terminated by reason of disability or retirement at age 65, the optionee may, within one year from the date of termination, in the event of termination by reason of disability, or three months from the date of termination, in the event of termination by reason of retirement at age 65, exercise the incentive stock option (but not after the normal termination date of the option). If employment is terminated by death, the person or persons to whom the optionee's rights under the incentive stock option are transferred by will or the laws of descent and distribution have similar rights of exercise within three months after such death (but not after the normal termination date of the option). Any termination provisions of non-statutory stock options will be fixed by the board of directors or a committee thereof.

         Options are not transferable otherwise than by will or the laws of descent and distribution and during the optionee's lifetime are exercisable only by the optionee. Shares subject to options which expire or terminate may be the subject of future options. The Plan provides that no new options may be granted by the Board of Directors of the Company after ten years from the establishment of the Plan by the Board of Directors. As of the date of this Prospectus, no options were issued and outstanding under the Plan.

Employment Agreements

         Each of the Company's three executive officers have entered into employment agreements dated as of July 1, 1998 with the Company. The agreements, which are nearly identical, provide for a term of three years expiring June 30, 2001. Currently, the employment agreements have fixed the annual salaries of Marvin M. Nolley, Bo G. Grektorp and Sean Flaherty at $75,000, $25,000 and

$15,000, respectively. Annually, the Board of Directors shall review the salaries of each executive officer and it has the right to increase such salaries based upon various factors including, without limitation, the performance of the Company and the executive officers' contributions to same. Further, for the period June 1, 1998 through May 31, 1999, Marvin M. Nolley is entitled to a bonus of 10% of cash flow from operations with an amount to be received of not less than $12,500 and a maximum of $30,000; Bo G. Grektorp is entitled to a bonus of 5% of cash flow from operations with an amount to be received of not less than $5,000 and a maximum of $15,000; and Sean Flaherty is entitled to a bonus of 2-1/2% of cash flow from operation with an amount to be received of not less than $2,000 and a maximum of $6,000.

         The Company has the right to terminate any of its executive officers for cause after giving the officer 30-days prior written notice with an opportunity to comply with his obligations under the employment agreement. The Company has the option to terminate the executive officer without cause upon giving at least 60-days prior written notice. In the event of cause, the officer is entitled to receive his salary through the date of termination, any unpaid but promised bonuses and all benefits due under stock option and other employee benefit plans. For termination without cause, the officer is entitled to receive the same payments for termination with cause plus the remaining salary that is due for the full term of the employment contract, calculated based upon the officer's existing salary at the time of termination. In the event of termination without cause, payments will be made to the officer in equal monthly installments over the balance of the employment contract without interest. The agreement also provides for certain benefits in the event of termination for disability where the disability exists for at least six months in any 12 month consecutive period. Such benefits include, without limitation, salary to the date of termination, promised bonuses and six months severance pay. In the event of death, the Company is required to pay an amount equal to the executive's total annual compensation for the last year of employment for a period of three years from the officers' date of death. The agreements continue in effect on a year-to-year basis beyond June 30, 2001 unless on party gives written notice to the other to terminate the extended agreement in effect for at least 120 days prior to the end of the calendar year, 2001 and not less than 60 days prior to the end of any following year.

Limitation of Liability and Indemnification Matters

         The Company's Certificate of Incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director or not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws. In addition, the Company's Bylaws provide that the Company will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Directors Compensation

         The Company intends to pay its directors who are not also employees of the Company $500 for each meeting attended and will reimburse such directors for travel and other expenses incurred by them in connection with attending Board of Directors meetings. All directors of the Company are eligible to receive the grant of options to purchase shares of the Company's Common Stock pursuant to the 1998 Plan.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of the date of this Prospectus certain information with respect to the beneficial ownership of Common Stock by each person or entity known by the Company to be the beneficial owner of 5% or more of such shares, each officer and director of the Company, and all officers and directors of the Company as a group. Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 of the Exchange Act. Accordingly, unless otherwise noted, all of the Company's securities over which the officers and directors named, or as a group, directly or indirectly have, or share voting or investment power, have been deemed beneficially owned.




                                            Percentage Beneficial Ownership

                             Shares of
                           Common Stock                   After       After
                           Beneficially     Before      Offering    Offering
                           Owned Before    Offering      Minimum     Maximum
Name and Address (1)        Offering(2)       (3)         (3)         (3)
--------------------       ------------    --------     --------    --------
Marvin M. Nolley             621,000          68.5        56.1        51.5

Bo G. Grektorp               280,000          30.9        25.3        23.2

Hans Bremstrom                 -0-             -0-         -0-         -0-

Sean Flaherty                  -0-             -0-         -0-         -0-

All four officers and
  directors as a group       901,000          99.4        81.4        74.7
_______________

  *  Represents less than 1% of the outstanding shares.

(1) All addresses for the officers and directors are c/o Nolbo, Inc., 8426 Sunstate Street, Tampa, FL 33634.

(2) All shares are directly beneficially owned of record unless indicated otherwise.

(3) Calculated based upon 906,000 shares of Common Stock outstanding before the Offering and 1,106,000 shares (minimum) and 1,206,000 shares (maximum) outstanding after the Offering without giving effect to the possible conversion of the Convertible Notes. See "Use of Proceeds - Bridge Financing."

                              CERTAIN TRANSACTIONS

         Effective June 30, 1998, the Company acquired its two operating subsidiaries, namely, Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc., in exchange for 905,000 shares of the Company's Common Stock. In connection with such transactions, the Company issued the following:

         o 280,000 shares to Bo Grektorp in exchange for his interest in Gladstone's Grilled Chicken, Inc.; and

         o 5,000 shares to Kenneth Hansen in exchange for his interest in Flame Broiled Chicken, Inc., and an aggregate of 620,000 shares to Marvin Nolley in exchange for his interest in Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc.

          The Company also issued at $1.00 per share an additional 1,000 shares to Marvin Nolley in connection with the Company's incorporation.

         For a description of the Company's lease for its principal executive office with Amenitique, Inc., an affiliate of the Company, see "Business - Facilities."


                            DESCRIPTION OF SECURITIES

Common Stock

         The Company has 20,000,000 shares of authorized Common Stock, $.001 par value. Immediately prior to the Offering, 906,000 shares of Common Stock were issued and outstanding to three stockholders.

         Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have non-cumulative voting rights. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offering will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

         The Certificate of Incorporation provides the Company's Board of Directors with the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

Underwriter's Warrants

         In connection with the Offering, the Company has agreed to sell to the Underwriter, for a purchase price of $.001 per warrant, the Underwriter's Warrants, which entitles the holders to purchase one share of the Company's Common Stock for each ten shares sold in the Offering. For a description of the terms of the Underwriter's Warrant, see "Underwriting."

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's Common Stock is Continental Stock Transfer & Trust Company, Two Broadway, 19th Floor, New York, NY 10004.

"Penny Stock" Regulations

         The SEC has adopted "penny stock" regulations which apply to securities traded over-the-counter. These regulations generally define "penny stock" to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a "penny stock" require the delivery, prior to the transaction, of a risk disclosure document prepared by the Commission that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for the Company's Common Stock does develop after the Offering and the Company's Shares trade below $5.00 per Share after the Offering, it will be a penny stock. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Shares and may affect the ability of purchasers in the Offering to sell the Company's Shares in the secondary market.

                         SHARES ELIGIBLE FOR FUTURE SALE

         At the date of the Offering, the Company's outstanding unregistered securities include 906,000 shares of the Company's Common Stock and Notes convertible into a maximum of an additional 30,000 Shares (collectively the "Restricted Securities"). The Restricted Securities are owned primarily by officers and directors of the Company and are "restricted securities" as that term is defined by Rule 144 of the Securities Act. Such Restricted Securities may only be sold commencing in June 1999 in compliance with the provision of Rule 144 unless otherwise registered by the Company. These stockholders may elect to sell some or all of these shares as soon as they are permitted to do so. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months thereafter, sell in ordinary brokerage transactions or in transactions directly with a market maker, an amount of shares equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume in the same securities during the four calendar weeks prior to such sale. For non-affiliated persons who own the Company's securities for at least two years, the aforementioned volume restrictions are not applicable to sales by such person. Furthermore, all security holders of the Company have agreed with the Underwriter not to sell or otherwise transfer the Restricted Securities within 12 months of the initial closing date of this Offering unless earlier permitted by the Underwriter. The possible or actual future sales of the Restricted Securities under Rule 144 may have an adverse effect on the market price of the Company's Common Stock should a public trading market develop for such shares.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in the Underwriting Agreement, which is filed as an exhibit to the Registration Statement, J.W. Barclay & Co., Inc. (the "Underwriter") has agreed to offer the Shares to the public, as agent for the Company. The Shares are offered by the Company on a "best efforts 200,000 shares minimum, 300,000 shares maximum" basis, subject to prior sale, when, as and if received and accepted by it, subject to approval of certain legal matters by counsel for the Company and the Underwriter, and subject to certain other conditions. The Underwriter and the Company reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part.

         The offering period will terminate on _______, 1998 unless extended by the Company and the Underwriter for an additional 60-day period until the close of business on _________, 1999. Following the sale of at least 200,000 Shares, the Company may close on the sale of such Shares ("Initial Closing") and continue offering the balance of the Shares through the end of the offering period unless the offering is earlier terminated by the Company and the Underwriter. The Company will close on the sale of any additional Shares ("Final Closing") at the end of the offering period or earlier if all the Shares are sold or if it is determined by the Company and the Underwriter that no additional Shares will be sold. Until the closing on the sale of 200,000 shares, the proceeds from the sale of Shares will be held in an escrow account with Continental Stock Transfer & Trust Company, Two Broadway, 19th Floor, New York, NY 10004. All checks shall be made payable to "Continental Stock Transfer & Trust Company f/b/o Nolbo." If at least 200,000 Shares are not sold during the offering period, all funds received will be promptly repaid in full without interest thereon or deduction therefrom. Prior to the Initial Closing, the escrow agent will confirm that 200,000

Shares have been sold, and cash or cleared funds have been received in full payment for the purchase of the Shares before releasing the funds from escrow.

         The Company has agreed to pay the Underwriter a commission of 10% of the price of the Shares sold ($.60 per share) upon the Closing. The Underwriter may authorize selected securities brokers who are members of the National Association of Securities Dealers, Inc. ("NASD") to offer the Shares for sale and allow a concession to them. Such dealers may reallow to members of the NASD. In any event, such concessions and reallowances will not exceed the commission the Underwriter is to receive ($.60 per share).

         The Company has agreed to enter into a one-year consulting agreement (the "Consulting Agreement") with the Underwriter. Such agreement provides that the Underwriter will render consulting services to the Company. The aggregate fee due to the Underwriter for such consulting services will be an amount equal to two (2%) percent of the gross proceeds of the Offering and shall be paid in full upon the closing date of the Offering.

         The Underwriting Agreement provides that the Company pay a non-accountable expense allowance of three percent (3%) of the proceeds of this offering, or $36,000 to the Underwriter if the minimum is sold and $54,000 if the maximum is sold, which amount will be used to reimburse the Underwriter for its expenses, including fees and disbursements of counsel and such other due diligence and customary expenses as are normally incurred by an Underwriter. As of the date of this Prospectus, $25,000 has been advanced to the Underwriter against the Underwriter's non-accountable expense allowance.

         In addition to the Underwriter's commissions, non-accountable expense allowance and financial consulting fees, the Company is required to pay the costs of qualifying this offering under Federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, estimated to total approximately $220,000.

         The Company and the Underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended. To the extent that the underwriting agreement may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the securities and exchange commission. Such indemnification is contrary to public policy and therefore unenforceable.

         Upon the sale of the minimum number of Units offered hereby and closing of this offering, the Company has agreed to sell to the Underwriter, for nominal consideration, warrants ("Underwriter's Warrants") to acquire one share of Common Stock for each ten shares sold consisting of 20,000 shares of Common Stock if the minimum is sold, and 30,000 shares if the maximum is sold. The Underwriter's Warrants are exercisable at a price of $9.00 per share commencing twelve months from the date of this Prospectus and for a period of four years thereafter. Each of the Underwriter's Warrants shall represent the right to purchase one share of Common Stock.

         The Underwriter's Warrants may not be sold, assigned, transferred, pledged, hypothecated or delivered except to officers of the Underwriter, selected dealers and their officers and/or partners, for a period of twelve months from the date of this Prospectus, and, in no event will such

Underwriter's Warrants (or the underlying shares of Common Stock issuable upon exercise thereof) be offered or sold except in compliance with the Securities Act. Accordingly, no public offering of the Underwriter's Warrants or the underlying shares will be made until a new Registration Statement, Post-Effective Amendment to this Registration Statement or Offering Statement pursuant to Regulation A, if appropriate, covering the Underwriter's Warrants or underlying shares has become effective with the Securities and Exchange Commission. The Underwriter's Warrants provide for certain registration rights under the Securities Act of 1933, as amended, for the Underwriter's Warrants and/or underlying shares thereof. Such registration rights may be exercised at any time during the four-year period commencing one year after the date of this Prospectus upon written request of the holders of not less than 50% of the Underwriter's Warrants or underlying shares. In no event shall the Company bear the expense of registration of the Underwriter's Warrants and underlying shares more than once for any registration initiated by the Underwriter. Under certain conditions, the Company may also be required to include, at the Company's sole expense, the Underwriter's Warrants or underlying shares in (i) one post-effective amendment to the Registration Statement filed for the Company's account and (ii) one new Registration Statement or Offering Statement (except on Form S-8 or any other inappropriate form) filed for the Company's account, occurring during the four-year period (six-year period if the Underwriter's Warrants are exercised prior to their expiration) commencing one year from the date of this Prospectus. Any profits realized by the Underwriter upon the sale of the Underwriter's Warrants or the underlying shares may be deemed to be additional compensation.

         The Underwriter's Warrants contain anti-dilution provisions regarding certain events, including but not limited to, stock dividends, split-ups, and reclassifications. Holders of the Underwriter's Warrants will have no voting power and will not be entitled to any dividends. In the event of any dissolution or winding up of the Company, the holders of the Underwriter's Warrants will not be entitled to any dividends. In the event of any dissolution or winding up of the Company, the holders of the Underwriter's Warrants will not be entitled to participate in a distribution of the Company's assets. For the life of the Underwriter's Warrants, the Underwriter is given, at a nominal cost, the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of existing security holders. The terms upon which the Company could obtain additional capital during that period may be adversely affected. The Underwriter might be expected to exercise the Underwriter's Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Underwriter's Warrants.

         All officers, directors and other stockholders of the Company have agreed not to sell or otherwise transfer their shares of Common Stock or shares of Common Stock issuable upon conversion of certain outstanding notes for twelve months from the Initial Closing date of the Offering without the prior written consent of the Underwriter.

         The Company has been advised that the Underwriter does not intend to make a market in the securities following this offering. See "Risk Factors."

                                  LEGAL MATTERS

         The validity of the Securities being offered hereby will be passed upon for the Company by Lester Morse P.C., Suite 420, 111 Great Neck Road, Great Neck, NY 11021. Certain legal matters will be passed upon for the Underwriter by Henry C. Malon, Esq., One Battery Park Plaza, Third Floor, New York, NY 10004. Lester Morse P.C. has in the past represented the Underwriter in connection with matters unrelated to the Offering.


                                     EXPERTS

         The financial statements as of June 30, 1998 and for the years ended June 30, 1998 and 1997 appearing in this Prospectus, have been audited by Aidman, Piser & Company, P.A., 401 East Jackson Street, Suite 3400, Tampa, Florida 33602 independent auditors, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                          Independent Auditors' Report
                          ----------------------------


To the Board of Directors
Nolbo, Inc. and Subsidiaries
Tampa, Florida

We have audited the accompanying consolidated balance sheet of Nolbo, Inc. and Subsidiaries (the "Company"), as of June 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of the Company, as of June 30, 1998, and the consolidated results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.


                                    /s/ Aidman, Piser & Company, P.A.


September 1, 1998, except for Note 8 as to
     which the date is September 18, 1998
Tampa, Florida

                          NOLBO, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998


                                 ASSETS (Note 6)

Current assets:
   Cash                                                               $  10,262
   Accounts receivable                                                    3,033
   Inventory                                                             11,871
                                                                      ---------
     Total current assets                                                25,166

Property and equipment, net (Notes 2 and 3)                              50,131
Deferred offering costs                                                   6,492
Other assets                                                              6,347
                                                                      ---------
                                                                      $  88,136
                                                                      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt (Note 3)                      $   7,732
   Accounts payable and accrued expenses                                 29,925
   Due to related party (Note 4)                                          7,905
                                                                      ---------
     Total current liabilities                                           45,562

Long term debt, less current maturities (Note 3)                         10,577
Deferred lease obligation (Note 6)                                       24,583
                                                                      ---------
     Total liabilities                                                   80,722
                                                                      ---------
Commitments (Note 6)

Stockholders' equity:
   Preferred stock; $.001 par value, 5,000,000 shares
     authorized                                                            --
   Common stock, $.001 par value, 20,000,000 shares
     authorized; 906,000 shares issued and outstanding                      906
   Additional paid-in capital                                           108,892
   Accumulated deficit                                                 (102,384)
                                                                      ---------
                                                                          7,414
                                                                      ---------
                                                                      $  88,136
                                                                      =========

                See notes to consolidated financial statements.

                          NOLBO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       YEARS ENDED JUNE 30, 1998 AND 1997



                                                             1998                 1997
                                                      ------------------    ----------------
Net sales                                             $       1,026,404       $   1,025,162

Cost of sales                                                   344,487             371,651
                                                      ------------------    ----------------

Gross profit                                                    681,917             653,511
                                                      ------------------    ----------------

Operating expenses:
   Selling, general and administrative                          631,384             632,103
   Depreciation                                                  29,978              35,575
                                                      ------------------    ----------------
                                                                661,362             667,678
                                                      ------------------    ----------------

Income (loss) from operations                                    20,555     (        14,167)
                                                      ------------------    ----------------

Other income (expense):
   Interest                                           (           4,113)    (         4,418)
   Gain on disposal of equipment                                  2,500                   -
                                                      ------------------    ----------------
                                                      (           1,613)    (         4,418)
                                                      ------------------    ----------------
Income (loss) before income taxes                                18,942     (        18,585)

Income tax expense (Note 5)                                           -                   -
                                                      ------------------    ----------------

Historical net income (loss)                          $          18,942     ($       18,585)
                                                      ==================    ================
Historical net income (loss) per share                $             .02     ($          .02)
                                                      ==================    ================

Proforma income data:
   Net income (loss) as reported                      $          18,942     ($       18,585)
   Proforma adjustment to recognize "C"
     corporation provision for income tax
     (expense) benefit                                (           7,000)              3,100
                                                      ------------------    ----------------
   Proforma net income (loss)                         $          11,942     ($       15,485)
                                                      ==================    ================
   Proforma net income (loss) per share               $             .01     ($          .02)
                                                      ==================    ================

Weighted average shares outstanding
   during the period                                            906,000             906,000
                                                      ==================    ================

                                      F - 3

                See notes to consolidated financial statements.

                          NOLBO, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 1998 AND 1997



                                               Common Stock               Additional
                                           ----------------------          Paid-in         Accumulated
                                           Shares          Amount          Capital           Deficit          Total
                                           ------          ------          -------           -------          -----

Balances, July 1, 1996                     906,000   $           906   $      108,892   ($      94,846)     $ 14,952

Distributions                                    -                -                 -   (        4,059)    (   4,059)

Net loss                                         -                -                 -   (       18,585)    (  18,585)
                                    ---------------  ---------------   ---------------  ---------------    ---------

Balances, June 30, 1997                    906,000               906          108,892   (      117,490)    (   7,692)

Distributions                                    -                -                 -   (        3,836)    (   3,836)

Net income                                       -                -                 -           18,942        18,942
                                    ---------------  ---------------   ---------------  ---------------    ---------

Balances, June 30, 1998                    906,000   $           906   $      108,892   ($     102,384)     $  7,414
                                    ===============  ================  ===============  ================   =========








                See notes to consolidated financial statements.

                          NOLBO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       YEARS ENDED JUNE 30, 1998 AND 1997


                                                                              1998                1997
                                                                      ------------------    ----------------
Cash flows from operating activities:
   Net income (loss)                                                  $          18,942     ($       18,585)
                                                                      ------------------    ----------------
   Adjustments to reconcile net income (loss)
     to net cash provided by operating activities
     Depreciation                                                                29,978              35,575
     Gain on disposal of equipment                                    (           2,500)                  -
     Increase (decrease) in cash due to changes in:
       Accounts receivable                                                        1,587     (         2,124)
       Inventory                                                      (           3,127)              1,599
       Accounts payable and accrued expenses                          (          10,422)             10,076
       Deferred lease obligation                                      (          10,000)    (        10,000)
                                                                      ------------------    ----------------
         Total adjustments                                                        5,516              35,126
                                                                      ------------------    ----------------
Net cash provided by operating activities                                        24,458              16,541
                                                                      ------------------    ----------------

Cash flows from investing activities:
   Acquisition of furniture and equipment                             (           2,194)    (        14,004)
   Proceeds from disposal of property and equipment                               2,500                   -
                                                                      ------------------    ----------------
Net cash provided by (used in) investing activities                                 306     (        14,004)
                                                                      ------------------    ----------------

Cash flows from financing activities:
   Repayment of notes payable                                         (           8,388)    (         8,777)
   Increase (decrease) in bank overdraft                              (           4,689)              4,689
   Distributions paid to stockholders                                 (           3,836)    (         4,059)
   Proceeds from (repayment of) related party payable                             2,411     (         1,792)
                                                                      -----------------     ----------------
Net cash used in financing activities                                 (          14,502)    (         9,939)
                                                                      ------------------    ----------------

Net change in cash                                                               10,262     (         7,402)

Cash at beginning of year                                                             -               7,402
                                                                      ------------------    ----------------

Cash at end of year                                                   $          10,262     $             -
                                                                      ==================    ================

                 SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
                 ----------------------------------------------

Interest paid was $4,113 and $4,418 for the years ended June 30, 1998 and 1997, respectively.


                See notes to consolidated financial statements.

                          NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1998 AND 1997

1. Nature of business and summary of significant accounting policies:

     Nature of business, business combination, and basis of presentation:

     Nolbo, Inc. (the "Company") was organized on June 22, 1998 as a Delaware corporation for the purpose of acquiring all of the outstanding capital stock of Gladstone's Grilled Chicken, Inc. ("GGCI") and Flame Broiled Chicken, Inc. ("FBCI"), two corporations under substantially common ownership with that of the Company. On June 30, 1998 the Company acquired the stock of GGCI and FBCI in exchange for the issuance by the Company of 905,000 shares of its common stock. The transaction was accounted for in a manner similar to a pooling of interests and, as such, the Company recorded the underlying acquired assets at GGCI's and FBCI's cost basis. GGCI and FBCI own and operate two restaurants in Tampa, Florida under the trade name of "Gladstone's Grilled Chicken".

     GGCI and FBCI prepared their financial statements on a May 31 fiscal-year basis. Accordingly, the accompanying financial statements include the accounts of GGCI and FBCI as of May 31, 1998 and for each of the two years then ended. Intervening events from June 1 through June 30, 1998 did not have a significant effect on GGCI's or FBCI's financial position or results of operations.

     Details of results of operations of the previously separate enterprises for the periods before the combination was consummated that are included in consolidated net income and certain other changes in stockholders' equity are as follows:

                                                                                   GGCI and
                                                           Nolbo, Inc                FBCI                 Total
                                                                                     1998
                                                       --------------------------------------------------------------
     Net sales                                                         -      $      1,026,404      $      1,026,404
                                                       ------------------     -----------------     -----------------
     Net income (loss)                                 ($          2,411)     $         21,353      $         18,942
                                                       ------------------     -----------------     -----------------
     Other changes in stockholders'
       equity (distributions)                                          -     ($          3,836)    ($          3,836)
                                                       ------------------    ------------------    ------------------


                                                                                      1997
                                                       --------------------------------------------------------------
     Net sales                                                         -      $      1,025,162      $      1,025,162
                                                       ------------------     -----------------     -----------------
     Net loss                                                          -     ($         18,585)    ($         18,585)
                                                       ------------------     -----------------     -----------------
     Other changes in stockholders'
       equity (distributions)                                          -     ($          4,059)    ($          4,059)
                                                       ------------------    ------------------    ------------------

                          NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1998 AND 1997

1.   Nature of business and summary of significant accounting policies
     (continued):

     Principles of consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

     Use of estimates:

     Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

     Deferred offering costs:

     Deferred offering costs will be 1) amortized over the life of the related debt if related to debt instruments, or 2) if related to an equity offering, either charged directly against stockholders' equity upon completion of a successful offering or charged to operations if the offering is aborted.

     Inventory:

     Inventory, consisting of food purchases and food production supplies, is stated at the lower of cost or market. Cost is determined generally on a first-in, first-out method.

     Property and equipment:

     Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

     Advertising costs:

     The costs associated with producing and communicating advertising are expensed in the period incurred. Advertising costs were approximately $19,500 and $17,500 during 1998 and 1997, respectively.

                          NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1998 AND 1997

1.   Nature of business and summary of significant accounting policies
     (continued):

     Income taxes:

     The Company and each of its subsidiaries have filed separate federal and state income tax returns.

     Prior to June 30, 1998, FBCI elected, under the Internal Revenue Code, to be treated as an S Corporation for income tax purposes. As such, FBCI did not record any income tax expense or tax benefits in its financial statements since such taxes or tax benefits are recognized by FBCI's shareholders in their individual income tax returns.

     The Company recognizes deferred income taxes for the tax consequences of temporary differences between financial statement and taxable income by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Effective with the reorganization on June 30, 1998 (see Nature of business, business combination and basis of presentation), FBCI's S Corporation status was terminated and, as such, deferred income taxes were provided on that date for the accumulated temporary differences between the tax basis and financial reporting basis of FBCI's assets and liabilities.

     Net income (loss) per share:

     Net income (loss) per share was computed based on the weighted average number of shares outstanding during the periods presented.

     New accounting pronouncements:

     In 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", and in 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". All of these standards will be effective for the Company's 1999 fiscal year. Future adoption of these new accounting standards are not expected to have a significant effect on the Company's financial position or results of operations.

                          NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1998 AND 1997


2.   Property and equipment:

     Property and equipment consists of the following:

     Furniture and equipment                                     $   205,610
     Leasehold improvements                                           31,453
     Signs                                                            14,202
     Vehicles                                                         39,992
                                                                 -----------
                                                                     291,257
     Less accumulated depreciation                                   241,126
                                                                 -----------
                                                                 $    50,131
                                                                 ===========

3.   Long term debt:

     Long term debt consists of two notes payable, bank. The loans bear interest at 8.75% and are collateralized by equipment.

     Future maturities of long term debt are as follows:

       Year ending June 30,
       -------------------

              1999                                               $     7,732
              2000                                                     8,438
              2001                                                     2,139
                                                                 -----------
                                                                 $    18,309
                                                                 ===========

4. Due to related party:

     Due to related party consists of non-interest bearing advances (due on demand) to an entity under common ownership control. These advances were repaid in September 1998.

     The Company leases its principal office space from an entity related through partial common ownership. Total rent expense associated with this lease was approximately $4,800 in both 1998 and 1997.

                          NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1998 AND 1997

5.    Income taxes:

     Income tax (expense) benefit consists of the following:

                                                                                  1998              1997
                                                                             --------------    ---------------

       Current                                                               $           -     $            -
       Deferred:
         Deferred - other                                                            1,000     (        2,000)
         Initial recognition of deferred income
           taxes resulting from change in tax status                                 1,100                  -
         Benefit of net operating loss carryover                             (       4,000)             4,000
         Change in valuation allowance                                               1,900     (        2,000)
                                                                             --------------    ---------------
                                                                             $           -     $            -
                                                                             ==============    ===============

     The proforma income data in the statements of operations provides information as if the Company and its subsidiaries (including its former S-Corporation subsidiary) had all been treated as a C-Corporation for income tax purposes for all periods presented.

     The expected income tax (expense) benefit at the statutory tax rate differed from income taxes in the accompanying statements of operations, as follows:

                                                                                  1998               1997
                                                                             --------------    ---------------

     Statutory tax rate                                                              34.0%             (34.0%)

     Taxes attributable to FBCI's
       S Corporation earnings                                                       (23.5)              10.8
     Change in deferred tax valuation
       allowance                                                                    (14.0)              24.5
     Non-deductible permanent differences                                             7.3                1.0
     Other                                                                           (3.8)              (2.3)
                                                                             --------------    ---------------
     Effective tax rate in accompanying
       statements of operations                                                         0%                 0%
                                                                             ==============    ===============

                          NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1998 AND 1997


5.   Income taxes (continued):

     Components of deferred tax assets are as follows:

                                                                                  1998               1997
                                                                             --------------    ---------------
     Net operating loss carryover                                            $       6,000     $       10,000
     Different depreciation methods/lives                                           10,100              6,000
     Pre-opening costs capitalized for income
       tax purposes                                                                  1,000                  -
     Deferred lease obligation                                                      10,000             13,000
     Valuation allowance                                                     (      27,100)    (       29,000)
                                                                             --------------    ---------------
                                                                             $           -     $            -
                                                                             ==============    ===============

     GGCI has a net operating loss carryover available of approximately $14,700 available to offset future taxable income. This carryover expires in 2012.

6.   Commitments:

     The Company leases restaurant space under non-cancelable operating leases.

     Future minimum lease payments under non-cancelable operating leases, with initial or remaining lease terms in excess of one year as of June 30, 1998 are as follows:

       Year ending June 30,
       --------------------
              1999                                     $      70,000
              2000                                            46,000
              2001                                            14,000
                                                       -------------
                                                       $     130,000
                                                       =============

     Rental expense relating to these leases was approximately $73,000 and $70,000 during 1998 and 1997, respectively.

     In 1995 GGCI was in arrears in the amount of $50,000 for back rent on one of its restaurants. In November 1995, the lease agreement was renegotiated to reduce monthly rental payments and provide for the prospective forgiveness of $10,000 per calendar year of the $50,000 debt provided GGCI remains in full compliance with the terms of the new lease agreement. In addition, all of GGCI's assets were pledged as collateral on this obligation. Reductions in this liability associated with the annual forgiveness are recognized as a reduction of rent expense over the life of the new lease.

                          NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1998 AND 1997

7.   Financial instruments:

     The carrying values of cash, accounts receivable and accounts payable approximated fair value due to short-term maturities of these instruments. In addition, the carrying value of long-term debt approximated fair value since the stated interest rates approximate current market interest rates for similar instruments.

8.   Subsequent events:

     Private placement of debt:

     During July through September 1998, the Company completed a private placement of $150,000 of convertible and non-convertible debt, which resulted in proceeds to the Company, net of placement fees, of approximately $135,000. The underlying notes bear interest at 10%, which is payable semi-annually in January and July. Principal is repayable in August 2000 but is also immediately callable by the noteholders if the Company raises at least $1,000,000 in connection with any subsequent public or private offering of securities. $30,000 of these notes are convertible into 30,000 shares of the Company's common stock at any time until maturity.

     Stock option plan:

     During August 1998, the Company adopted a stock option plan, covering 50,000 shares of common stock, for employees, officers, directors and consultants of the Company. No options have been granted as of September 1, 1998. Options granted will be exercisable up to 10 years from date of grant (5 years for incentive options granted to holders of more than 10% of the Company's outstanding stock). Under the plan, the exercise price for incentive options will be at least 100% of the fair market value of the stock at the date of grant (110% for options granted to holders of 10% or more of the Company's outstanding stock). Pursuant to the provisions of the Plan, the aggregate fair market value (determined on the date of grant) of the shares of the Common Stock for which incentive stock options are first exercisable under the terms of the Plan by an option holder during any one calendar year cannot exceed $100,000.

                          NOLBO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       YEARS ENDED JUNE 30, 1998 AND 1997

8.   Subsequent events (continued):

     Employment agreements:

     On July 1, 1998 the Company entered into three-year employment agreements with three executive officers which provide for aggregate and annual base compensation of $115,000. In addition, the agreements provide for bonuses equal to an aggregate of 17-1/2% of net cash flow, as defined, with aggregate minimum and maximum annual bonuses of $19,500 and $51,000, respectively.

9.   Proposed public offering:

     The Company is attempting to complete a public offering of its common stock under Regulation SB of the Securities Act of 1933. In that regard, the Company proposes to sell from 200,000 (minimum) to 300,000 (maximum) shares of its common stock at $6 per share, which is expected to yield net proceeds to the Company of between $800,000 (minimum) and $1,300,000 (maximum). No assurance can be given that the Company will be successful in completing this offering.

================================================================================

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of _________, 1998.



     Until , 1998 (90 days after the date of this Prospectus), all dealers that buy , sell or trade these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                 300,000 Shares





                                   NOLBO, INC.




                                   PROSPECTUS









                            J.W. BARCLAY & CO., INC.





                               ____________, 1998




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

         Article IX of the By-Laws of the Company provides for indemnification of officers, directors, employees and agents to the maximum extent permitted under the Delaware General Corporation Law. The employment agreement with each of the Company's three officers provides for his indemnification to the full extent permitted by law.

         The Company's Certificate of Incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role, as an officer or in any other capacity or to his responsibilities under any other law, such as federal securities laws.

Item 25.  Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with this offering, other than underwriting commissions, non-accountable expense allowance and financial consulting fee are as follows:

    SEC filing fees...........................................$610.66
    NASD fees         .........................................707.00
    Accounting fees and
      expenses        ......................................20,000.00*
    Legal fees        ......................................60,000.00
    Blue Sky fees and expenses..............................50,000.00*
    Printing and engraving..................................70,000.00*
    Miscellaneous expenses..................................18,682.34*
                                                            ---------
                                   TOTAL..................$220,000.00
                                                          ===========
----------
* Estimated

          The Company will bear all expenses shown above.

Item 26.  Recent Sales of Unregistered Securities.

         The following shares of unregistered securities have been issued by the Registrant since its incorporation in Delaware. There were no underwriting discounts and commissions paid in connection with the issuance of any of said securities.

         Effective June 30, 1998, the Company acquired its two operating subsidiaries. namely, Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc., in exchange for 905,000 shares of the Company's Common Stock. In connection with such transactions, the Company issued the following: 280,000 shares to Bo Grektorp in exchange for his interest in Gladstone's Grilled Chicken, Inc; .5,000 shares to Kenneth Hansen in exchange for his interest in Flame Broiled Chicken, Inc.; and an aggregate of 620,000 shares to Marvin Nolley in exchange for his interest in Flame Broiled Chicken, Inc. and Gladstone's Grilled Chicken, Inc. The Company also issued at $1.00 per share an additional 1,000 shares in connection with the Company's incorporation. Exemption is claimed for the foregoing sale pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), inasmuch as the transactions did not involve a public offering within the meaning of Section 4(2) of the Act. All purchases were afforded access to information and had knowledge and experience in financial and business matters that they were capable of evaluation of the merits and risks of such investment and were able to bear the economic risk thereof.

         Between July 29 and September 18, 1998, the Company raised $150,000 in bridge financing from four affiliated investors (the "Bridge Lenders") namely, Randy Brodsky, Enrique Urrutia, Philip Jahoor and Wilfrid Chalme. In exchange for such loans, the Company issued to the Bridge Lenders non-convertible notes due the earlier of the completion of the Offering or two years from the date of issuance in the principal amount of $120,000 (the "Non-Convertible Notes") and convertible notes in the principal amount of $30,000 due two years from the date of issuance (the "Convertible Notes"). The Convertible Notes and Non-Convertible Notes are collectively referred to as the "Notes." Each Note bears interest at the rate of ten (10%) percent per annum. The principal of the Convertible Notes is convertible at the option of the holder into shares of the Company's Common Stock at $1.00 per share at anytime from the date of issuance until the Convertible Notes are retired. Exemption is claimed for the foregoing sale pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), inasmuch as the transactions did not involve a public offering within the meaning of Section 4(2) of the Act. All purchases were afforded access to information and had knowledge and experience in financial and business matters that they were capable of evaluation of the merits and risks of such investment and were able to bear the economic risk thereof. Exemption is also claimed under Rule 505 and 506 of the Act. All purchasers were accredited investors as that term is defined under Rule 501. A 10% commission on all sales was paid to Caribbean Securities LLC, 63 Wall Street, New York, NY 10005.

Item 27.  Exhibits.

         All Exhibits have been previously filed herewith unless otherwise noted.

           Exhibit 1.0          Underwriting Agreement
                   1.1          Selected Dealer Agreement
                   1.2          Financial Consulting Agreement
                   1.3          Escrow Agreement
                   3.0          Certificate of Incorporation
                   3.1          Certuficate of Amendment
                   3.2          By-Laws
                   4.0          Specimen of Common Stock**
                   4.3          Form of Underwriter's Warrant
                   5.0          Opinion of Lester Morse P.C.
                  10.0          Lease for Downtown Tampa, Florida Restaurant**
                  10.1          Lease for Terrace Ridge Plaza**
                  10.2          Lease for principal executive office**
                  10.3          Employment Contract-Marvin Nolley
                  10.4          Employment Contract-Bo Grektorp
                  10.5          Employment Contract-Sean Flaherty
                  23.0          Consent of Aidman, Piser & Company, P.A.
                  23.1          Consent of Lester Morse P.C. (included in
                                Exhibit 5.0)
         -------------
         **       To be filed by amendment.

Item 28.  Undertakings.

     (a)  Rule 415 Offering

     The Company will:

          1. File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) Include any additional or changed material information on the plan of distribution;

          2. For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b)  Equity Offerings of  Nonreporting Small Business Issuers

     The Company will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (c)  Indemnification

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the provisions referred to in Item 24 of this Registration Statement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida, on this 27th day of October, 1998.


                                                    NOLBO, INC.


                                                    By: /s/ Marvin M. Nolley
                                                        -----------------------
                                                        President and Chief
                                                        Operating Officer


         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



    Signature                           Title                             Date
    ---------                           -----                             ----

/s/ Marvin M. Nolley          President, Chief Executive             October 27, 1998
---------------------         Officer, Director
Marvin M. Nolley

/s/ Bo G. Grektorp            Vice-President, Director               October 27, 1998
---------------------
Bo G. Grektorp

/s/ Hans Bremstrom            Director                               October 27, 1998
---------------------
Hans Bremstrom

/s/ Sean Flaherty             Chief Financial and Accounting         October 27, 1998
---------------------         Officer, Treasurer, Secretary
Sean Flaherty                 Director


                                  Exhibit Index

All Exhibits have been previously filed herewith unless otherwise noted.

      Exhibit 1.0      Underwriting Agreement
              1.1      Selected Dealer Agreement
              1.2      Financial Consulting Agreement
              1.3      Escrow Agreement
              3.0      Certificate of Incorporation
              3.1      Certuficate of Amendment
              3.2      By-Laws
              4.0      Specimen of Common Stock**
              4.3      Form of Underwriter's Warrant
              5.0      Opinion of Lester Morse P.C.
             10.0      Lease for Downtown Tampa, Florida Restaurant**
             10.1      Lease for Terrace Ridge Plaza**
             10.2      Lease for principal executive office**
             10.3      Employment Contract-Marvin Nolley
             10.4      Employment Contract-Bo Grektorp
             10.5      Employment Contract-Sean Flaherty
             23.0      Consent of Aidman, Piser & Company, P.A.
             23.1      Consent of Lester Morse P.C. (included in Exhibit 5.0)
    -------------
    **       To be filed by amendment.